Exhibit 4.5

Broadridge Corporate Issuer Solutions, LLC
51 Mercedes Way
Edgewood, NY 11717

Fee Addendum (the "Addendum")
to
the Subscription Rights Offering and Information Agent Agreement
(the "Agreement")
Between
Lazydays Holdings, Inc., Inc. ("Company") and
Broadridge Corporate Issuer Solutions, LLC ("Broadridge")

The parties hereto acknowledge that this Addendum is subject to the terms and conditions of the Agreement. The parties are entering into this Addendum to set forth certain fees for services described in the Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Company and Broadridge entered into the Agreement on October 2, 2023, in contemplation of the consummation of a contemporaneous Rights Offering (as defined in the Agreement);

WHEREAS, Company's Rights Offering was not consummated in 2023 or 2024, despite Broadridge providing a portion of the services set forth in the Agreement;

WHEREAS, Company intends to consummate the Rights Offering in early 2025;

WHEREAS, in lieu of negotiation a new agreement for services, the parties intend to leverage the Agreement for new services performed by Broadridge in connection with the 2025 Rights Offering;

NOW, THEREFORE, in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree that, effective as of the date hereof:

1)
2025 Rights Offering. Broadridge shall perform the services set forth on Schedule 1 hereto in respect of the 2025 Rights Offering. As compensation for the services provided in respect of the Rights Offering to be consummated in 2025, the Company shall pay to Broadridge the fees described on Schedule 1 hereto, in accordance with the terms and conditions set forth in Section 5 of the Agreement. For the avoidance of doubt, the fees set forth on Schedule 1 shall be due and payable regardless of whether the Rights Offering is in fact consummated.

2)	Term. This Addendum will be coterminous with the Agreement.

3)
General. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms, conditions, and provisions. This Addendum may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which together shall constitute but one in the same instrument.

[Signature Page Follows]

Broadridge Corporate Issuer Solutions, LLC
51 Mercedes Way
Edgewood, NY 11717

IN WITNESS WHEREOF, this Addendum has been executed as of the date set forth below by the duly authorized representatives of the parties hereto.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC		LAZYDAYS HOLDINGS, INC.
By:	/s/ John P. Dunn	By:	/s/ Jeff Huddleston
Name and Title:	John P. Dunn, Senior Vice President	Name and Title:	Jeff Huddleston, Interim Chief Financial Officer
Date:	December 23, 2024	Date:	December 20, 2024

Broadridge Corporate Issuer Solutions, LLC
51 Mercedes Way
Edgewood, NY 11717

Schedule 1

AGENT FEES AND INCLUDED SERVICES

Subscription and Information Agent Fee of $10,500.00, plus $15.00 for each line item on Depository Trust Company's ATOP forms submitted to the Agent.

Midnight Expiration, it applicable-A flat fee equal to $3,500.00

Extensions of the Offer, if applicable-A flat rate equal to $3,500.00

Agent shall be entitled to reimbursement of all reasonable out-of-pocket expenses including but not limited to postage, stationery and supplies, which will be billed as incurred during the performance of Agent's duties hereunder, including without limitation:

Out of pocket expenses

•	Postage with shared Pre-Sort savings (to be paid in advance)[1]

•	Overnight delivery/ courier service/ photocopy service

•	Envelopes - outer and BRE (Business Reply Envelopes)[1]

•	Brochures and enrollment materials

•	Insurance and courier fees

•	Printing of check forms and blank stock certificates

Although Agent may advance payment for these expenses and then invoice Client, there are occasions when Broadridge may require advance payment toward large expense items.

INCLUDED SERVICES

•
Designating a corporate action account manager to communicate with all parties hereto and their counsel to establish the terms, timing and procedures required to carry out Subscription Agent duties, including document review and execution of legal agreements, rights certificates and other Rights Offering documents and communication materials, project management, and on-going project updates and reporting.

•
Designating an Information Agent account manager to review and become familiar with all Offering Documents and provide expert assistance to holders of Common Stock related to matters concerning the Rights Offering.

•	Preparing mailings that include name, address for the mailing of Offering Documents.

•	Collating and assembling Offering Documents and envelopes tor mailing.

1 Rates are subject to change upon U.S. and foreign postage rate increases.

Broadridge Corporate Issuer Solutions, LLC
51 Mercedes Way
Edgewood, NY 11717

•	Addressing and enclosing Offering Documents and return envelopes, for one-time, one-day mailing to holders of Common Stock.

•	Receiving, opening and logging in returned rights certificates.

•	Checking rights certificates for validity against master list.

•	Checking for proper execution of all of rights certificates and other documents necessary to effect a proper exercise of Subscription Rights, including W-9s (if applicable).

•	Curing defective subscriptions, including writing holders of Common Stock in connection with unsigned or improperly executed rights certificates and other Offering Documents.

•	Soliciting by mail W-9s from holders of Common Stock who have not executed them or whose TlN's do not match our records.

•	Tracking and reporting as required the number of shares of Common Stock to which stockholders have subscribed.

•	Sealing, addressing, posting (not including postage), and providing envelopes for mailing to holders of Common Stock,

•	Providing stockholder relations services to all holders of Common Stock related to the Rights Offering, including phone, email, and regular mail inquiries.

NON-INCLUDED SERVICES

•	Beneficial Holder Distribution - Invoiced separately and at standard beneficial rates

•	Services associated with new duties, legislation or regulations which become effective after the date of this Agreement (these will be provided on an appraisal basis)

•	Reasonable legal review fees if referred to outside counsel upon receipt of prior approval of the Company

•	Overtime charges at 100% assessed in the event of late delivery of material for mailings, unless the target mail date is rescheduled

•	Dedicated Toll Free 800 Number